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Exhibit 4.8

INSTRUCTIONS FOR USE OF UNITEDGLOBALCOM, INC.
CLASS B AND CLASS C COMMON STOCK RIGHTS CERTIFICATES

CONSULT UNITEDGLOBALCOM, INC.
AS TO ANY QUESTIONS

        THE RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 6, 2004, UNLESS EXTENDED AS DESCRIBED IN THE PROSPECTUS.

        The following instructions relate to a rights offering (the "Rights Offering") by UnitedGlobalCom, Inc., a Delaware corporation (the "Company"), to the holders of Class B common stock, par value $.01 per share ("Class B Common Stock"), of the Company, and to the holders of Class C common stock, par value $.01 per share ("Class C Common Stock"), of the Company, as described in the Company's prospectus, dated January 20, 2004 (the "Prospectus"). Stockholders of record at the close of business on Wednesday, January 21, 2004 (the "Record Date"), are receiving 0.28 transferable subscription rights for each share of the Company's common stock, without regard to class, held by them at the Record Date. Holders of Class A common stock, par value $.01 per share ("Class A Common Stock"), of the Company are receiving transferable subscription rights to acquire shares of Class A Common Stock, holders of Class B Common Stock are receiving transferable subscription rights ("Class B Rights") to acquire shares of Class B Common Stock and holders of Class C Common Stock are receiving transferable subscription rights ("Class C Rights") to acquire shares of Class C Common Stock. Class B Common Stock and Class C Common Stock are sometimes referred to herein collectively as "Common Stock," and Class B Rights and Class C Rights are sometimes referred to herein collectively as "Rights." "Class B Rightsholder" means a holder of Class B Rights, "Class C Rightsholder" means a holder of Class C Rights, and a "Rightsholder" means either a Class B Rightsholder or a Class C Rightsholder. References herein to a "Class" mean that the Class B Common Stock, the Class B Rights and the Class B Rightsholders are considered separately from the Class C Common Stock, the Class C Rights and the Class C Rightsholders.

        Each whole Right is exercisable, upon payment of $6.00 per share (the "Subscription Price"), to purchase one share of Common Stock of the same Class (the "Basic Subscription Privilege"). In addition, subject to the proration described below, each Rightsholder that fully exercises its Basic Subscription Privilege with respect to all Rights of a particular Class that it holds in the same capacity pursuant to a single Rights certificate (a "Rights Certificate") also has the right to subscribe at the Subscription Price for additional shares of Common Stock of the same Class (the "Oversubscription Privilege"). If shares of Common Stock of a particular Class being offered in the Rights Offering remain available for purchase following the exercise of the Basic Subscription Privilege by Rightsholders of that Class prior to the Expiration Time (the "Excess Shares"), Rightsholders of that Class who have exercised their Oversubscription Privilege to subscribe for a number of Excess Shares will be permitted to purchase those shares of any class of the Company's common stock that subject to the proration described below. If there are not a sufficient number of Excess Shares of a Class to satisfy all subscriptions pursuant to the exercise of the Oversubscription Privilege for that Class, the Excess Shares of that Class will be allocated pro rata (subject to the elimination of fractional shares) among Rightsholders of that Class exercising their Oversubscription Privilege in proportion to the number of shares of any class of the Company's common stock that each such Rightsholder purchased pursuant to the exercise of its basic subscription privilege with respect to any class of rights distributed by the Company in the Rights Offering; provided, however, that if such pro rata allocation results in any Rightsholder being allocated a greater number of Excess Shares than such Rightsholder subscribed for pursuant to the exercise of such Rightsholder's Oversubscription Privilege, then such Rightsholder will be allocated only such number of Excess Shares as such Rightsholder subscribed for, and the remaining Excess Shares will be allocated among all other Rightsholders of the same Class exercising their Oversubscription Privileges.

        No fractional rights or cash in lieu thereof will be issued or paid. Instead, fractional Rights have been rounded upward to the nearest whole right. Nominee holders of Common Stock that hold, on the Record Date, shares for the account of more than one beneficial owner may exercise the number of Rights to which all such beneficial owners in the aggregate would otherwise have been entitled if they had been direct record holders of Common Stock on the Record Date, provided such nominee holder makes a proper showing to the Company, as determined in the Company's sole and absolute discretion.

        The Subscription Price for Common Stock is payable, at the option of each Rightsholder, by certified check or bank draft drawn upon a U.S. bank or by postal, telegraphic or express money order payable to the Company, or by wire transfer of immediately available funds to the account maintained by the Company for the purpose of accepting subscriptions to purchase Common Stock under the Rights Offering at Citibank, 111 Wall Street, New York City, NY 10043, ABA #021-000-089; for credit to: Morgan Stanley & Company, Account #3889-0774; for further credit to: UnitedGlobalCom, Inc., Account #17-78BD4.

        The Rights will expire at 5:00 p.m., New York City time, on Friday, February 6, 2004, unless extended by the Company as described in the Prospectus (the "Expiration Time"). Although the Rights are transferable, the Rights will not be listed on any exchange. As such, no trading market exists for the Rights, and a trading market for the Rights is unlikely to develop.

        The number of Rights to which a holder of a "Rights Certificate" is entitled is printed on the face of that holder's Rights Certificate. You should indicate your wishes with regard to the exercise, assignment, transfer or sale of your Rights by completing the Rights Certificate and returning it to the Company in the envelope provided.

        YOUR RIGHTS CERTIFICATE MUST BE RECEIVED BY THE COMPANY, AND PAYMENT OF THE SUBSCRIPTION PRICE MUST BE RECEIVED, AS MORE SPECIFICALLY DESCRIBED IN THE PROSPECTUS, BY THE COMPANY ON OR BEFORE THE EXPIRATION TIME. YOU MAY NOT REVOKE ANY EXERCISE OF A RIGHT. GUARANTEED DELIVERY PROCEDURES ARE NOT AVAILABLE FOR THE RIGHTS.

1.     Subscription Privilege.

        To exercise Rights, deliver your properly completed and executed Rights Certificate, together with payment in full of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege, to the Company.

        Payment of the applicable Subscription Price must be made for the full number of shares of Common Stock being subscribed for, at the option of each Rightsholder, by certified check or bank draft drawn upon a U.S. bank or by postal, telegraphic or express money order payable to the Company, or by wire transfer of immediately available funds to the account maintained by the Company for the purpose of accepting subscriptions to purchase Common Stock under the Rights Offering as described above. THE SUBSCRIPTION PRICE WILL BE DEEMED TO HAVE BEEN RECEIVED BY THE COMPANY ONLY UPON THE RECEIPT BY THE COMPANY OF A WIRE TRANSFER OR A CERTIFIED CHECK OR BANK DRAFT DRAWN UPON A U.S. BANK OR OF ANY POSTAL, TELEGRAPHIC OR EXPRESS MONEY ORDER AS PROVIDED ABOVE.

        The address and telephone numbers of the Company for the delivery of Rights Certificates, payments and other subscription materials, or for inquiries, information or requests for additional documentation are as follows:

UnitedGlobalCom, Inc.
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237

Attention: Corporate Secretary
Telephone: (303) 770-4001

        If you exercise less than all of the Rights evidenced by your Rights Certificate, you may either (a) check box "E" and complete Section 2 of your Rights Certificate to transfer your remaining unexercised Rights to a designated transferee or to assign them to a bank or broker to sell for you, or (b) check box "D" and complete Section 1 of your Rights Certificate and the Company will issue you a new Rights Certificate evidencing the unexercised Rights (see Paragraph 4 of these "Instructions For Use of UnitedGlobalCom, Inc. Class B and Class C Common Stock Rights Certificates"). When completing such instructions, consider that you may only transfer or divide your Rights Certificate into whole Rights and not fractional Rights. Also consider that the Company will not divide your Rights Certificate so that (through rounding or otherwise) you, together with any transferee of part of your Rights (if applicable), will receive a greater number of Rights than those to which you would be entitled if you had not divided your Rights Certificate. If you choose to have any such new Rights Certificate delivered to a different address, so indicate in Section 1 of your Rights Certificate. If you choose to have a new Rights Certificate sent, you may not receive any such new Rights Certificate in sufficient time to permit the exercise, assignment, transfer or sale of the Rights evidenced thereby.

        If you have not indicated the number of shares of Common Stock being purchased, or if you have not forwarded full payment of the Subscription Price for the number of shares of Common Stock that you have indicated are being purchased, you will be deemed to have exercised the Basic Subscription Privilege with respect to the maximum number of shares of Common Stock which may be purchased for the Subscription Price transmitted or delivered by you, and to the extent that the Subscription Price transmitted or delivered by you exceeds the product of the Subscription Price multiplied by the number of shares of Common Stock you are entitled to purchase as evidenced by the Rights Certificate(s) transmitted or delivered by you and no direction is given as to the excess (such excess being the "Subscription Excess"), you will be deemed to have exercised your Oversubscription Privilege to purchase, to the extent available, that number of whole shares of Common Stock equal to the quotient obtained by dividing the Subscription Excess by the Subscription Price, subject to the limit on the number of shares of Common Stock available to be purchased in the Rights Offering and applicable proration.

2.     Conditions to Completion of the Rights Offering.

        There are no conditions to the completion of the Rights Offering. However, the Company has the right to terminate the Rights Offering for any reason before the Rights and the other rights distributed in the Rights Offering expire.

3.     Delivery of Shares of Common Stock.

        The following deliveries and payments will be made to the address shown on the face of your Rights Certificate unless you provide instructions to the contrary in your Rights Certificate.

        (a)    Basic Subscription Privilege.    As soon as practicable after the Expiration Time, the Company will deliver to each validly exercising Rightsholder shares of Common Stock purchased pursuant to such exercise.

        (b)    Oversubscription Privilege.    As soon as practicable after the Expiration Time, the Company will deliver to each Rightsholder who validly exercises the Oversubscription Privilege the number of shares of Common Stock allocated to and purchased by such Rightsholder pursuant to the Oversubscription Privilege. See "The Rights Offering—Subscription Privileges" in the Prospectus.

        (c)    Return of Excess Payments.    As soon as practicable after the Expiration Time, the Company will deliver to each Rightsholder who exercises the Oversubscription Privilege any excess funds, without interest or deduction, received in payment of the Subscription Price for each share of Common Stock that is subscribed for by, but not allocated to, such Rightsholder pursuant to the Oversubscription Privilege.

4.     To Transfer Rights.

        (a)    Transfer of All or Less than All Unexercised Rights to One Designated Transferee.    To transfer all of your unexercised Rights to a designated transferee or to a broker, dealer or nominee for sale on your behalf, you must so indicate in box "E" and complete Section 2 of your Rights Certificate. A Rights Certificate that has been properly transferred in its entirety may be exercised by a new holder without having a new Rights Certificate issued. If you wish to transfer less than all of your unexercised Rights to one designated transferee or to a broker, dealer or nominee for sale on your behalf, so indicate in box "E" and complete Section 2 of your Rights Certificate and separately instruct the Company as to the action to be taken with respect to the unexercised Rights not transferred. Such instructions should be guaranteed by an Eligible Institution. If no such instructions are received, the Company will issue you a new Rights Certificate evidencing the unexercised Rights. When completing such instructions, consider that you may only transfer whole Rights and not fractional Rights. Also consider that you may not transfer your Rights to anyone outside the United States without satisfying the terms and conditions for such transfer as described in the Prospectus. If box "E" is checked but Section 2 is not completed, the Company may thereafter treat the bearer of the Rights Certificate as the absolute owner of all of the Rights evidenced by such Rights Certificate for all purposes, and the Company shall not be affected by any notice to the contrary.

        (b)    Transfer of All or Less than All Unexercised Rights to More than One Designated Transferee.    Because only the Company can issue Rights Certificates, if you wish to transfer all or less than all of the unexercised Rights evidenced by your Rights Certificate to more than one designated transferee or to a broker, dealer or nominee for sale on your behalf, so indicate in box "E" and complete Section 2 and separately instruct the Company as to the action to be taken with respect to the remaining unexercised Rights. Such instructions should be guaranteed by an Eligible Institution. When completing such instructions, consider that you may only transfer whole Rights and not fractional Rights. Alternatively, you may first have your Rights Certificate divided into Rights Certificates of appropriate denominations by following the instructions in Paragraph 5 below. Each Rights Certificate evidencing the number of Rights you intend to transfer can then be transferred by following the instructions in Paragraph 4(a). In any such case consider that you may not transfer your Rights to anyone outside the United States without satisfying the terms and conditions for such transfer as described in the Prospectus.

5.     To Have a Rights Certificate Divided Into Smaller Denominations.

        Send your Rights Certificate, together with complete separate instructions (including specification of the denominations into which you wish your Rights to be divided), signed by you, to the Company, allowing a sufficient amount of time for new Rights Certificates to be issued and returned so that they can be used prior to the Expiration Time. Alternatively, you may assign your unexercised Rights to a bank or broker to effect such actions on your behalf. Your signature must be guaranteed by an Eligible Institution if any of the new Rights Certificates are to be issued in a name other than that in which the old Rights Certificate was issued. A Rights Certificate may only be divided so that (through rounding or otherwise) you, together with any transferee of part of your Rights (if applicable), will not receive a greater number of Rights than those to which you would be entitled if you had not divided your Rights Certificate. Any instruction to the contrary will be rejected. As a result of delays in the mail, the time of the transmittal, the necessary processing time and other factors, you or your transferee may not receive such new Rights Certificate(s) in time to enable the Rightsholder to complete a sale, exercise or transfer by the Expiration Time. The Company will not be liable to either a transferor or transferee for any such delays.

        Nominee holders of Common Stock that hold, on the Record Date, shares for the account(s) of more than one beneficial owner may exercise the number of Rights to which all such beneficial owners in the aggregate would otherwise have been entitled if they had been direct record holders of Common Stock on the Record Date, provided such nominee holder makes a proper showing to the Company, as determined in the Company's sole and absolute discretion.

6.     Execution.

        (a)    Execution by Registered Holder(s).    The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. If the Rights Certificate is registered in the names of two or more joint owners, all of such owners must sign. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Company in its sole and absolute discretion, must present to the Company satisfactory evidence of their authority to so act.

        (b)    Execution by Person Other than Registered Holder.    If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Company dispenses with proof of authority, in its sole and absolute discretion.

        (c)    Signature Guarantees.    Your signature must be guaranteed by an Eligible Institution if you wish to transfer all or less than all of your unexercised Rights to a designated transferee or to a broker, dealer or nominee for sale on your behalf as specified in paragraph 4(a), 4(b) or both.

7.     Method Of Delivery.

        The method of delivery of Rights Certificates and payment of the Subscription Price to the Company will be at the election and risk of the Rightsholder, but, if sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Company prior to the Expiration Time.

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INSTRUCTIONS FOR USE OF UNITEDGLOBALCOM, INC. CLASS B AND CLASS C COMMON STOCK RIGHTS CERTIFICATES